UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2010

SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware Delaware	001-34465 001-31441	20-1764048 23-2872718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4714 Gettysburg Road, P.O. Box 2034 Mechanicsburg, PA	17055
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 972-1100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2010, Select Medical Holdings Corporation (“Holdings”) and Holdings’ wholly owned subsidiary, Select Medical Corporation (“Select”), entered into an Assignment and Assumption and Amendment No. 4 (“Amendment No. 4”) to Select’s senior secured credit facility (the “Credit Agreement”) with a group of lenders and JPMorgan Chase Bank, N.A. as administrative agent. Amendment No. 4 extended the maturity of $300.0 million of commitments under Select’s revolving credit facility from February 24, 2011 to August 22, 2013, and made related technical changes to the Credit Agreement. The applicable margin percentage for extended revolving loans and the commitment fee rate for extended revolving commitments have increased and will be determined based on a pricing grid set forth in Amendment No. 4. The applicable margin percentage for extended revolving ABR loans ranges from 2% per annum to 3% per annum, depending on the Leverage Ratio (as defined in the Credit Agreement) as of the most recent determination date. The applicable margin percentage for extended revolving Eurodollar loans ranges from 3% per annum to 4% per annum, depending on the Leverage Ratio as of the most recent determination date. The commitment fee rate for extended revolving commitments ranges from 0.375% to 0.75%, depending on the Leverage Ratio as of the most recent determination date.

On June 7, 2010, Holdings and Select also entered into an Amendment No. 4-A to the Credit Agreement with a group of lenders and JPMorgan Chase Bank, N.A. as administrative agent. Amendment No. 4-A made a technical change to the Credit Agreement that permits Select to refinance existing indebtedness with the proceeds of new indebtedness, including the refinancing of existing senior subordinated indebtedness with the proceeds of new senior subordinated indebtedness.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION

Date: June 8, 2010

By: /s/ Michael E. Tarvin
Michael E. Tarvin
Executive Vice President, General Counsel and Secretary